Exhibit 8.1

[Sullivan & Cromwell LLP Letterhead]

March 14, 2023

Toro Corp.

223 Christodoulou Chatzipavlou Street

Hawaii Royal Gardens

3036 Limassol, Cyprus.

Ladies and Gentlemen:

We have acted as your United States federal income tax counsel in connection with the filing of the Registration Statement on Form F-1 filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933 (the “Act”) on March 14, 2023 (the “Registration Statement”). Based on the facts as set forth in the Registration Statement, and in particular, on the representations, covenants, assumptions, conditions and qualifications described in the section entitled “Taxation”, we hereby confirm to you that, in our opinion, the statements of United States federal income tax law expressed in the section entitled “Taxation” are accurate in all material respects, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours, /s/ Sullivan & Cromwell LLP